Exhibit 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Fifth Third Bancorp on Form S-4 of our report dated March 11, 2004, appearing in the Annual Report on Form 10-K of Franklin Financial Corporation for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Nashville, Tennessee

March 12, 2004